Exhibit 10.10

SUMMARY OF
DIRECTOR COMPENSATON

Each nonemployee director receives an annual retainer fee of $205,000, of which $95,000 is payable in cash and $110,000 is payable in the company’s common stock. In addition, the lead independent director receives $25,000 in cash annually, the chairs of the Audit and Compensation Committees each receive $15,000 in cash annually, the chairs of the Finance and Nominating & Governance Committees each receive $10,000 in cash annually, and each member of the Audit Committee receives $5,000 in cash annually.

The common stock grant is credited to the director’s account in the Deferred Compensation Plan for Directors. Stock granted prior to 2012 is distributed following the director’s retirement from the Board. For stock granted during or after 2012 to a director who has achieved the stock ownership guidelines, the stock is distributed one year after the grant date unless the director elects to defer distribution to a later date. For stock granted during or after 2012 to a director who has not yet achieved the stock ownership guidelines, the stock is distributed following the director’s retirement from the Board.

In addition, under the Deferred Compensation Plan for Directors a nonemployee director may elect to defer receipt of all or a portion of his or her director’s cash compensation into common share units based on the deferral date closing price of the company’s common stock. Common share units are distributed in cash or stock, at the election of the director, in a single lump sum or installments following separation from service or an earlier designated date, in accordance with the director’s deferral election. Dividends are credited to the director’s account balances and converted into additional common share units or common stock, as applicable.

Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on corporate business.

Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director will be reimbursed by the company up to $10,000 per calendar year for retail purchases of company products and products powered by the company’s engines. The amount of the reimbursement is included in the director’s taxable income.

Updated as of August 15, 2018, to be effective as of January 1, 2019. Until the effective date, the annual retainer continues to be $200,000, with $90,000 payable in cash and $110,000 payable in the company's common stock.